Exhibit 3

Names and Addresses of the Underwriters

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

E14 4BB London, United Kingdom

BNP Paribas

10 Harewood Avenue

NW1 6AA London, United Kingdom

Credit Suisse Securities (Europe) Limited

One Cabot Square

E14 4QJ London, United Kingdom

UBS Limited

1 Finsbury Avenue

EC2M 2PP London, United Kingdom